Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-______) of Sovran Self Storage, Inc. for the registration of an undetermined number of shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 21, 2006, with respect to the consolidated financial statements and schedule of Sovran Self Storage, Inc., Sovran Self Storage, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sovran Self Storage, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and (b) dated August 25, 2006 with respect to the historical summary of gross revenue and direct operating expenses of the Cornerstone Acquisition Facilities included in its Current Report on Form 8-K/A dated September 6, 2006, both filed with the Securities and Exchange Commission.
Buffalo, New York
November 24, 2006
/s/ Ernst & Young LLP